Exhibit 10.5

JAGGED PEAK ENERGY INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Employee Award)
Pursuant to the terms and conditions of the Plan (as defined below), and the associated Restricted Stock Unit Agreement (Employee Award) which has been made separately available to you (the “Agreement”), you are hereby granted an award to receive the number of Restricted Stock Units (“RSUs”) set forth below, whereby each RSU represents the right to receive one share of Stock, plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Shares by contacting the Company’s General Counsel & Secretary at 720-215-3667.

Grantee:	«Grantee»
Date of Grant:	«Date_of_Grant» (“Date of Grant”)
Vesting Commencement Date:	February 15, 2017 (the “Vesting Commencement Date”)
Number of Restricted Stock Units:	«RSU»
Plan:	The Jagged Peak Energy Inc. 2017 Long-Term Incentive Compensation Plan (the “Plan”).
Vesting Schedule:
The RSUs granted pursuant to the Agreement will become vested and be nonforfeitable in three equal installments on the first three anniversaries of the Vesting Commencement Date; provided, that you remain in the continuous employment of the Company or its Affiliates from the Date of Grant through the applicable vesting date.

Special Vesting Events
Death or Disability. All of the RSUs awarded to you pursuant to this Notice of Grant of Restricted Stock Units shall become fully vested upon (a) your death, or (b) the termination of your employment as a result of Disability.

Double Trigger Change in Control. All of the RSUs awarded to you pursuant to this Notice of Grant of Restricted Stock Units shall become fully vested upon your termination of employment within twelve (12) months following a Change in Control, provided that such termination is initiated by the Company without Cause (and other than as a result of your death or Disability) or by you as a result of Good Reason. In the event of a voluntary resignation by you without Good Reason, all unvested RSUs shall be forfeited.

Settlement of Vested RSUs	Shares of Stock will be issued with respect to vested RSUs as set forth in Section 6 of the Agreement (which Stock when issued will be transferable and nonforfeitable).
Definitions
“Cause” means one or more of the following events: (a) your continued failure, after written notice is given and a reasonable opportunity to cure has been granted to you, to comply with the reasonable written directives of the Company or its Affiliate that employs you, (b) your failure to comply in any material respect with the written terms of employment with the Company or its Affiliate that employs you, (c) your willful misconduct resulting in material and demonstrable damage to the Company or any Affiliate, including, without limitation, theft, embezzlement or material misrepresentations or concealments on any written reports submitted to the Company or any of its Affiliates, (d) your conviction of, or plea of nolo contendere to, any felony or to any crime or offense involving acts of theft, fraud, embezzlement or similar conduct or (e) your material breach of written policies of the Company or its Affiliate that employs you concerning employee discrimination or harassment, after written notice is given and a reasonable opportunity to cure been granted to you, if such breach is capable of being cured without penalty or damages to the Company or its Affiliate that employs you.

“Good Reason” means the occurrence, without your express written consent of (i) a material reduction in your annual base salary; (ii) a relocation of your principal place of employment outside of the area in which you are currently working; (iii) any breach by the Company or its Affiliate that employs you of any material provision of any employment agreement entered into between you and such entity, if any; or (iv) a material diminution in your authority, duties or responsibilities or an adverse change in your reporting relationship; provided, however, that you give written notice to the Company or its Affiliate that employs you of the existence of such a condition described in (i) – (iv) above within ninety (90) days of the initial existence of the condition, the Company or its Affiliate that employs you has at least thirty (30) days from the date when such notice is provided to cure the condition (if such condition can be cured) without being required to make payments due to termination of employment, and you actually terminate your employment for Good Reason within six (6) months of the initial occurrence of any of the conditions above.

“Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The Stock you receive upon settlement will be taxable to you in an amount equal to the closing price of the shares on the date of settlement (or, if such date is not a business day, the last day preceding such day). By accepting the Agreement, either through your signature below or through the Company’s stock plan administration system, you acknowledge and agree that:

•
you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs;

•	you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted;

•	a copy of the Agreement and the Plan has been made available to you;

•	you elect to conduct a Sell to Cover to satisfy the Withholding Obligation in accordance with paragraph 26 of the Agreement;

•
you represent and warrant that (i) you have carefully reviewed paragraph 26 of the Agreement, (ii) you are not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and do not have, and will not attempt to exercise authority, influence or control over any sales of Stock effected by the Agent and (iii) as of the date hereof, you are not aware or in possession of any material, nonpublic information with respect to Company or its Affiliates or any of their respective securities; and

•
you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to (i) your employment, your compensation, including, but not limited to, any claim arising under or with respect to any management incentive units previously held in Jagged Peak Energy LLC and/or the conversion of such units into, or awards of, units of JPE Management Holdings LLC, and (ii) the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting of the RSUs.

In the event that you do not accept the Agreement as stated above within thirty (30) days, the Company shall have the option, but not the obligation, to cancel and revoke the award represented by the Agreement and any such award shall be forfeited by you without any further consideration.

IN WITNESS WHEREOF, the parties hereto evidence their acceptance of this Notice and the Agreement to be effective as of the Date of Grant.

JAGGED PEAK ENERGY INC.

By:

Name:
Title:

GRANTEE

«Grantee»